NU LOGO	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

Exhibit 99.1

CONTACT:	Jeffrey R. Kotkin
OFFICE:	(860) 665-5154

NU REPORTS STRONG FIRST QUARTER RESULTS

First Quarter 2007 Earnings of $75.1 Million

Major Capital Projects On Schedule, On Budget

2007 Consolidated Earnings Guidance Affirmed

BERLIN, Connecticut, April 26, 2007—Northeast Utilities (NYSE: NU) today reported first quarter 2007 earnings of $75.1 million, or $0.49 per share, compared with a loss of $10.1 million, or $0.07 per share, in the first quarter of 2006.  NU’s 2007 results include earnings of $70.3 million at the company’s regulated businesses, parent company and service company affiliates, up nearly

34 percent from the $52.5 million those segments earned in the same quarter of 2006.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the improved results to the company’s continued investment in its regulated transmission and distribution infrastructure and to the impact of the company’s divestiture of most of its competitive energy businesses in 2006.  In the first quarter of 2006, NU reported a loss of $69.8 million associated with the retail energy marketing business which was sold on June 1, 2006.

“We continue to deploy the proceeds from the sale of our competitive businesses into investments in the energy infrastructure New England needs, and we expect those investments to provide our customers with improved reliability and our shareholders with a competitive return as we move forward,” Shivery said.

Shivery provided the following update on three of the major infrastructure projects NU’s regulated businesses are now constructing.  All three projects are on schedule and on budget:

•

The Connecticut Light and Power Company’s (CL&P) $1.05 billion investment in a new 69-mile, 345-kv line from Middletown, Connecticut to Norwalk, Connecticut is currently approximately 24 percent complete and expected to enter service in 2009.  When complete, the Middletown-Norwalk line is expected to improve long-term reliability throughout the New England region and increase electricity imports into southwest Connecticut by approximately 1,300 megawatts.

•

CL&P’s nine-mile, $183 million, 115-kv Glenbrook cables project between Norwalk and Stamford, Connecticut is currently approximately 30 percent complete and expected to enter service in 2008.  When complete, the project will improve long-term reliability by adding two additional 115-kv cables that will strengthen the connection between the transmission system in Norwalk and the growing Stamford-Greenwich area.

•

CL&P's $72 million share of an 11-mile undersea replacement cable between Norwalk, Connecticut and Northport, Long Island is on schedule.  Engineering, permitting, contracting, and cable manufacturing are complete or well underway.  The project is approximately 33 percent complete and expected to enter service in 2008.  The new solid cables will replace 35-year-old existing oil-filled cables and will enhance reliability and transfer capacity in the constrained southwest Connecticut and Long Island regions.

•

Yankee Gas Services Company’s $108 million, 1.2 bcf liquefied natural gas facility in Waterbury, Connecticut is approximately 91 percent complete, and Yankee Gas expects to begin filling it with natural gas in June 2007.  The facility is expected to enable Yankee Gas to reduce by about $26.5 million annually the pipeline capacity and commodity charges billed to Yankee Gas customers.

NU’s capital expenditures totaled $221.4 million in the first quarter of 2007, compared with $192.7 million in the first quarter of 2006.

Regulated company results

Shivery said NU’s transmission earnings were $15.9 million in the first quarter of 2007, compared with $12.7 million in the same period of 2006.  The improved results were due primarily to a higher level of investment in this segment as the company builds out its infrastructure to meet the region’s reliability needs.  In October 2006, CL&P completed a $340 million, 21-mile, 345-kv transmission project between Bethel, Connecticut and Norwalk, Connecticut.  In addition to improving regional reliability, completion of that line has reduced congestion costs charged to CL&P customers.

CL&P’s electric distribution earnings were $20.6 million in the first quarter of 2007, compared with $23.4 million in the first quarter of 2006.  A 1.6 percent increase in retail sales was largely offset by higher interest expense.  In addition, quarter-to-quarter comparisons were negatively affected by a non-recurring state tax settlement that benefited CL&P by $4.9 million in the first quarter of 2006.

Public Service Company of New Hampshire’s (PSNH) distribution and generation earnings were $8.1 million in the first quarter of 2007, compared with $2.5 million in the same quarter of 2006.  The improved results were primarily due to a temporary distribution rate increase that took effect July 1, 2006, a 2.7 percent increase in electric sales, and a lower effective tax rate.

Western Massachusetts Electric Company’s (WMECO) distribution earnings were $5.9 million in the first quarter of 2007, compared with $4.2 million in the first quarter of 2006.  WMECO benefited from a 1.7 percent increase in retail sales and the impact of a distribution rate settlement that took effect January 1, 2007.

Overall, the NU system’s retail electric sales rose 1.9 percent in the first quarter of 2007, compared with the same period of 2006.  They were up 0.3 percent on a weather-adjusted basis.  Actual residential electric sales in the first quarter of 2007 were up 5.0 percent over the same period of 2006, up 2.0 percent weather-adjusted; commercial sales were up 1.3 percent and up 0.7 percent weather-adjusted; and industrial sales were down 6.5 percent on both an actual and weather-adjusted basis.

Yankee Gas earned $13.6 million in the first quarter of 2007, compared with $11.8 million in the first quarter of 2006.  The improved results were due primarily to colder weather which helped generate a 10.9 percent increase in firm natural gas sales, compared with the same period of 2006.

Competitive businesses

NU’s remaining competitive energy businesses earned $4.8 million in the first quarter of 2007, compared with a loss of $62.6 million in the first quarter of 2006.  The improved results were due to positive outcomes related to the divestiture of these businesses and to the absence of losses recorded in 2006 related to NU’s former retail marketing business.

Parent and other affiliates

NU parent and other service company affiliates earned $6.2 million in the first quarter of 2007, compared with a loss of $2.1 million in the first quarter of 2006.  The improved results were due primarily to interest NU parent earned in 2007 on the proceeds related to the company’s November 1, 2006 sale of its competitive generation facilities.

2007 Earnings Guidance

NU today affirmed its 2007 consolidated earnings guidance of between $1.30 per share and $1.55 per share.  NU continues to project earnings from its electric and natural gas distribution and regulated electric generation of between $0.80 per share and $0.90 per share in 2007.  NU projects transmission earnings of between $0.50 per share and $0.60 per share in 2007 and parent company earnings of between $0.00 and $0.05 per share.  NU also projects approximately breakeven results at its remaining competitive businesses in 2007, excluding the impact of marking to market its decreasing level of wholesale electricity commitments.

The following table reconciles 2007 and 2006 first-quarter results:

		First Quarter

2006	Reported EPS	($0.07)
	Competitive business loss in 2006	$0.41
	Regulated and Parent EPS in 2006	$0.34
	Higher transmission earnings in 2007	$0.02
	Higher regulated distribution and generation earnings in 2007	$0.05
	Improved NU Parent results in 2007	$0.05
	Regulated and Parent EPS in 2007	$0.46
	Competitive business earnings in 2007	$0.03
2007	Reported Basic EPS	$0.49
2007	Reported Diluted EPS	$0.49

Financial results for the first quarter of 2007 and 2006 for NU’s regulated and competitive segments are noted below:

Three months ended:

(in millions)	March 31, 2007	March 31, 2006	Increase (Decrease)
CL&P Distribution	$20.6	$23.4	($2.8)
PSNH Distribution/Generation	$8.1	$2.5	$5.6
WMECO Distribution	$5.9	$4.2	$1.7
Yankee Gas	$13.6	$11.8	$1.8
Total—Distribution/ Regulated Generation	$48.2	$41.9	$6.3
CL&P Transmission	$13.0	$9.1	$3.9
PSNH Transmission	$1.9	$2.6	($0.7)
WMECO Transmission	$1.0	$1.0	---
Total—Transmission	$15.9	$12.7	$3.2
Total—Regulated Businesses	$64.1	$54.6	$9.5
NU Parent and Other Affiliates	$6.2	($2.1)	$8.3
Total—Regulated and Parent	$70.3	$52.5	$17.8
Total—Competitive Energy	$4.8	($62.6)	$67.4
Reported Earnings	$75.1	($10.1)	$85.2

During the first quarter of 2007, NU had approximately 154.4 million average shares outstanding and 154.8 million average common shares diluted.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases, you can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels and timing of capital expenditures, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, fluctuations in the value of our remaining competitive electricity positions, actions of rating agencies, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the SEC.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

#  #  #  #

Note: NU will webcast an investor call today, April 26, 2007, at 4 p.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.